EXHIBIT 99.1

ePlus Reports Third Quarter and First Nine Months Financial Results

--Double-digit Growth Across Key Metrics--

Third Quarter Fiscal Year 2020

•
Net sales increased 24.1% to $429.0 million; technology segment net sales increased 22.7% to $410.6 million; service revenues increased 43.2% to $50.4 million; financing segment net sales increased 67.7% to $18.4 million.

•	Adjusted gross billings increased 22.5% to $586.3 million.
•	Consolidated gross profit increased 25.1% to $103.7 million.
•	Consolidated gross margin was 24.2%, an increase of 20 basis points.
•	Net earnings increased 31.5% to $19.6 million.
•	Adjusted EBITDA increased 24.7% to $31.9 million.
•	Diluted earnings per share increased 32.7% to $1.46. Non-GAAP diluted earnings per share increased 27.1% to $1.64.

First Nine Months Fiscal Year 2020

•
Net sales increased 16.7% to $1,222 million; technology segment net sales increased 15.8% to $1,177 million; service revenues increased 38.0% to $144.3 million; financing segment net sales increased 45.8% to $45.0 million.

•	Adjusted gross billings increased 18.5% to $1,714 million.
•	Consolidated gross profit increased 20.2% to $299.4 million.
•	Consolidated gross margin was 24.5%, an increase of 70 basis points.
•	Net earnings increased 16.0% to $55.8 million.
•	Adjusted EBITDA increased 18.6% to $95.8 million.
•	Diluted earnings per share increased 17.5% to $4.16. Non-GAAP diluted earnings per share increased 19.3% to $4.89.

HERNDON, VA – February 5, 2020 – ePlus inc. (NASDAQ:PLUS), a leading provider of technology and financing solutions, today announced financial results for the three and nine months ended December 31, 2019.

Management Comment

“ePlus achieved strong double-digit growth across key financial metrics in both the third quarter and first nine months of fiscal 2020, demonstrating the competitive advantages of our portfolio of technology products and services, complemented by our financing capabilities. We continued to gain market share in the third quarter, underscored by 20.3% growth in technology product sales and 43.2% growth in technology services revenue, which combined with strong performance from our financing segment, drove a 31.5% increase in net earnings,” commented Mark Marron, CEO and President of ePlus.

“Growth in gross profit and earnings per share outpaced revenue growth in the third quarter, and consolidated gross margin expanded by 20 basis points to 24.2%.  Our continuing investment in customer-facing professionals supports growth in the high demand areas of cloud, security and digital infrastructure.”

Third Quarter Fiscal 2020 Results

For the third quarter ended December 31, 2019 as compared to the third quarter of the prior fiscal year ended December 31, 2018:

Consolidated net sales increased 24.1% to $429.0 million, from $345.7 million.

Technology segment net sales increased 22.7% to $410.6 million, from $334.7 million primarily from an increase in sales to customers in the telecom, media and entertainment industry as well as technology, healthcare, and state and local government and educational institutions. Service revenues increased 43.2% to $50.4 million, from $35.2 million due to increases across all our services offerings including professional and managed services, and staff augmentation.

Adjusted gross billings increased 22.5% to $586.3 million due, in part, to organic growth and the acquisitions of SLAIT Consulting, LLC in January 2019 and ABS Technology in August 2019.

Financing segment net sales increased 67.7% to $18.4 million, from $11.0 million, primarily due to an increase in transactional gains.

Consolidated gross profit increased 25.1% to $103.7 million, from $82.9 million. Consolidated gross margin increased to 24.2% from 24.0% last year, due to higher gross profit in our financing segment.

Operating expenses increased 23.1% to $77.4 million, from $62.9 million, primarily due to an increase in salaries and variable compensation and additional costs associated with the acquisitions and operations of SLAIT Consulting, LLC and ABS Technology.  Our headcount increased 337 employees primarily from the acquisitions.

Consolidated operating income increased 31.2% to $26.3 million.

Our effective tax rate for the current quarter was 28.3%, consistent with the prior year quarter.

Net earnings increased 31.5% to $19.6 million.

Adjusted EBITDA increased 24.7% to $31.9 million, from $25.6 million.

Diluted earnings per share was $1.46, compared with $1.10 in the prior year quarter. Non-GAAP diluted earnings per share was $1.64, compared with $1.29 last year.

First Nine Months Fiscal 2020 Results

For the nine months ended December 31, 2019 as compared to the nine months of the prior fiscal year ended December 31, 2018:

Consolidated net sales increased 16.7% to $1,221.9 million, from $1,047.2 million.

Technology segment net sales increased 15.8% to $1,176.9 million, from $1,016.3 million. Service revenues increased 38.0% to $144.3 million, from $104.5 million.

Adjusted gross billings increased 18.5% to $1,713.8 million due, in part, to organic growth as well as the acquisitions of SLAIT Consulting, LLC in January 2019 and ABS Technology in August 2019.

Financing segment net sales increased 45.8% to $45.0 million, from $30.9 million, primarily due to an increase in transactional gains from several large government related transactions.

Consolidated gross profit increased 20.2% to $299.4 million, from $249.1 million. Consolidated gross margin improved 70 basis points to 24.5%, compared with 23.8% last year, due to higher service revenues and higher transaction gains from the financing segment.

Operating expenses increased 20.6% to $222.0 million, from $184.1 million, primarily due to an increase in salaries and variable compensation and additional costs associated with the acquisitions and operations of SLAIT Consulting, LLC and ABS Technology.

Consolidated operating income increased 19.0% to $77.4 million.

Our effective tax rate for the current period was 28.7%, compared with 27.3% in the prior year.  The increase in the rate was primarily due to a decrease in the tax benefit from the vesting of restricted stock.

Net earnings increased 16.0% to $55.8 million.

Adjusted EBITDA increased 18.6% to $95.8 million, from $80.8 million.

Diluted earnings per share was $4.16, compared with $3.54 in the prior year period. Non-GAAP diluted earnings per share was $4.89, compared with $4.10 last year.

Balance Sheet Highlights

As of December 31, 2019, ePlus had cash and cash equivalents of $59.6 million, compared with $79.8 million as of March 31, 2019.  The decrease in cash and cash equivalents was primarily due to investments in our financing portfolio, acquisition funding, and share repurchases totaling $13.7 million.  Total stockholders' equity was $472.5 million, compared with $424.3 million as of March 31, 2019. Total shares outstanding were 13.5 million and 13.6 million on December 31, 2019 and March 31, 2019, respectively.

Summary and Outlook

“Year-to-date results set the stage for fiscal 2020 to be a year of significant growth for ePlus, driven by our ability to capture demand from our growing base of mid-market and enterprise customers for complex solutions that optimize and protect their IT initiatives.  In addition to our organic growth, we have successfully integrated the August, 2019 ABS Technology acquisition, and we continue to evaluate additional acquisition opportunities that would expand our technology capabilities and our geographic reach,” Mr. Marron concluded.

Conference Call Information

ePlus will hold a conference call and webcast at 4:30 p.m. ET on February 5, 2020:

Date:	February 5, 2020
Time:	4:30 p.m. ET
Live Call:	(844)-603-5099, domestic, (825) 312-2246, international
Replay:	(800) 585-8367, domestic, (416) 621-4642, international
Passcode:	9387537 (live and replay)
Webcast:	http://www.eplus.com/investors (live and replay)

The replay of this webcast will be available approximately two hours after the call and be available through February 12, 2020.

About ePlus inc.

ePlus is a leading consultative technology solutions provider that helps customers imagine, implement, and achieve more from their technology.  With the highest certifications from top technology partners and expertise in key technologies from data center to security, cloud, and collaboration, ePlus transforms IT from a cost center to a business enabler.  Founded in 1990, ePlus has more than 1,600 associates serving a diverse set of customers in the U.S., Europe, and Asia-Pac.  The Company is headquartered at 13595 Dulles Technology Drive, Herndon, VA, 20171.  For more information, visit www.eplus.com, call 888-482-1122, or email info@eplus.com.  Connect with ePlus on Facebook at www.facebook.com/ePlusinc and on Twitter at www.twitter.com/ePlus.

ePlus. Where Technology Means More®.

ePlus® and ePlus products referenced herein are either registered trademarks or trademarks of ePlus inc. in the United States and/or other countries.  The names of other companies and products mentioned herein may be the trademarks of their respective owners.

Forward-looking statements

Statements in this press release that are not historical facts may be deemed to be “forward-looking statements.”  Actual and anticipated future results may vary materially due to certain risks and uncertainties, including, without limitation, national and international political instability fostering uncertainty and volatility in the global economy including exposure to fluctuation in foreign currency rates, interest rates and downward pressure on prices; reduction of vendor incentive programs; and restrictions on our access to capital necessary to fund our operations; our ability to successfully perform due diligence and integrate acquired businesses; disruptions or a security breach in our or our vendor’s IT systems and data and audio communication networks; the possibility of goodwill impairment charges in the future; significant adverse changes in, reductions in, or losses of relationships with one or more of our largest volume customers or vendors; the demand for and acceptance of, our products and services; our ability to adapt our services to meet changes in market developments; our ability to implement comprehensive plans for the integration of sales forces, cost containment, asset rationalization, systems integration and other key strategies; our ability to reserve adequately for credit losses; our ability to secure our own and our customers’ electronic and other confidential information and remain secure during a cyber-security attack; future growth rates in our core businesses; the impact of competition in our markets; our reliance on third parties to perform some of our service obligations to our customers; the possibility of defects in our products or catalog content data; our ability to adapt to changes in the IT industry and/or rapid changes in product offerings, including the proliferation of the cloud, infrastructure as a service and software as a service; our ability to realize our investment in leased equipment; maintaining and increasing advanced professional services by recruiting and retaining highly skilled, competent personnel and vendor certifications; and other risks or uncertainties detailed in our reports filed with the Securities and Exchange Commission.  All information set forth in this press release is current as of the date of this release and ePlus undertakes no duty or obligation to update this information.

Contact:
Kleyton L. Parkhurst, SVP
ePlus inc.
kparkhurst@eplus.com
703-984-8150

ePlus inc. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)

	December 31, 2019	March 31, 2019
ASSETS

Current assets:
Cash and cash equivalents	$59,555	$79,816
Accounts receivable—trade, net	413,741	299,899
Accounts receivable—other, net	37,187	41,328
Inventories	61,065	50,493
Financing receivables—net, current	89,229	63,767
Deferred costs	20,421	17,301
Other current assets	8,809	7,499
Total current assets	690,007	560,103

Financing receivables and operating leases—net	73,506	59,032
Property, equipment and other assets	34,000	17,328
Goodwill	118,225	110,807
Other intangible assets—net	36,870	38,928
TOTAL ASSETS	$952,608	$786,198

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES

Current liabilities:
Accounts payable	$126,154	$86,801
Accounts payable—floor plan	144,483	116,083
Salaries and commissions payable	27,476	21,286
Deferred revenue	55,128	47,251
Recourse notes payable—current	2,239	28
Non-recourse notes payable—current	59,015	38,117
Other current liabilities	24,995	19,285
Total current liabilities	439,490	328,851

Non-recourse notes payable—long term	7,120	10,502
Deferred tax liability—net	4,924	4,915
Other liabilities	28,588	17,677
TOTAL LIABILITIES	480,122	361,945

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock, $.01 per share par value; 2,000 shares authorized; none outstanding	-	-
Common stock, $.01 per share par value; 25,000 shares authorized; 13,513 outstanding at December 31, 2019 and 13,611 outstanding at March 31, 2019	144	143
Additional paid-in capital	143,262	137,243
Treasury stock, at cost, 884 shares at December 31, 2019 and 693 shares at March 31, 2019	(67,691)	(53,999)
Retained earnings	396,973	341,137
Accumulated other comprehensive income—foreign currency translation adjustment	(202)	(271)
Total Stockholders' Equity	472,486	424,253
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$952,608	$786,198

ePlus inc. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2019	2018	2019	2018

Net sales
Product	$378,569	$310,443	$1,077,667	$942,735
Services	50,422	35,221	144,261	104,504
Total	428,991	345,664	1,221,928	1,047,239

Cost of sales
Product	293,209	241,856	832,135	735,802
Services	32,086	20,895	90,427	62,321
Total	325,295	262,751	922,562	798,123

Gross profit	103,696	82,913	299,366	249,116

Selling, general, and administrative	73,090	59,728	209,400	174,399
Depreciation and amortization	3,647	2,719	10,667	8,250
Interest and financing costs	694	443	1,898	1,403
Operating expenses	77,431	62,890	221,965	184,052

Operating income	26,265	20,023	77,401	65,064

Other income (expense)	997	721	912	1,140

Earnings before taxes	27,262	20,744	78,313	66,204

Provision for income taxes	7,712	5,880	22,477	18,064

Net earnings	$19,550	$14,864	$55,836	$48,140

Net earnings per common share—basic	$1.47	$1.10	$4.19	$3.57
Net earnings per common share—diluted	$1.46	$1.10	$4.16	$3.54

Weighted average common shares outstanding—basic	13,320	13,471	13,329	13,467
Weighted average common shares outstanding—diluted	13,378	13,544	13,410	13,592

Technology Segment

	Three Months Ended December 31,			Nine Months Ended December 31,
	2019	2018	% Change	2019	2018	% Change
	(in thousands)			(in thousands)

Net sales
Product	$360,206	$299,490	20.3%	$1,032,620	$911,839	13.2%
Services	50,422	35,221	43.2%	144,261	104,504	38.0%
Total	410,628	334,711	22.7%	1,176,881	1,016,343	15.8%

Cost of sales
Product	290,980	239,843	21.3%	825,509	730,311	13.0%
Services	32,086	20,895	53.6%	90,427	62,321	45.1%
Total	323,066	260,738	23.9%	915,936	792,632	15.6%

Gross profit	87,562	73,973	18.4%	260,945	223,711	16.6%

Selling, general, and administrative	67,759	56,607	19.7%	197,615	166,199	18.9%
Depreciation and amortization	3,619	2,714	33.3%	10,555	8,243	28.0%
Operating expenses	71,378	59,321	20.3%	208,170	174,442	19.3%

Operating income	$16,184	$14,652	10.5%	$52,775	$49,269	7.1%
Adjusted gross billings	$586,308	$478,447	22.5%	$1,713,755	$1,446,603	18.5%
Adjusted EBITDA	$21,687	$20,074	8.0%	$70,895	$64,699	9.6%

Technology Segment Net Sales by Customer End Market

	Twelve Months Ended December 31,
	2019	2018	% Change

Technology	22%	22%	-
SLED	17%	17%	-
Telecom, Media, & Entertainment	17%	14%	3%
Healthcare	15%	14%	1%
Financial Services	14%	15%	(1%)
All others	15%	18%	(3%)
Total	100%	100%

Financing Segment

	Three Months Ended December 31,			Nine Months Ended December 31,
	2019	2018	% Change	2019	2018	% Change
	(in thousands)			(in thousands)

Net sales	$18,363	$10,953	67.7%	$45,047	$30,896	45.8%
Cost of sales	2,229	2,013	10.7%	6,626	5,491	20.7%
Gross profit	16,134	8,940	80.5%	38,421	25,405	51.2%

Selling, general, and administrative	5,331	3,121	70.8%	11,785	8,200	43.7%
Depreciation and amortization	28	5	460.0%	112	7	1,500.0%
Interest and financing costs	694	443	56.7%	1,898	1,403	35.3%
Operating expenses	6,053	3,569	69.6%	13,795	9,610	43.5%

Operating income	$10,081	$5,371	87.7%	$24,626	$15,795	55.9%
Adjusted EBITDA	$10,169	$5,480	85.6%	$24,933	$16,105	54.8%

ePlus inc. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP INFORMATION

We included reconciliations below for the following non-GAAP information: (i) Adjusted Gross Billings, (ii) Adjusted EBITDA, (iii) Segment Adjusted EBITDA, (iv) non-GAAP Net Earnings and (v) non-GAAP Net Earnings per Common Share - Diluted.

We define adjusted gross billings as our technology segment net sales calculated in accordance with GAAP, adjusted to exclude the costs incurred related to sales of third-party maintenance, software assurance and subscription/SaaS licenses, and services.

We define adjusted EBITDA as net earnings calculated in accordance with GAAP, adjusted for the following: interest expense, depreciation and amortization, share based compensation, acquisition and integration expense, provision for income taxes, and other income (expense). Segment adjusted EBITDA is defined as operating income calculated in accordance with GAAP, adjusted for interest expense, share based compensation, acquisition and integration expenses, and depreciation and amortization. We consider the interest on notes payable from our financing segment and depreciation expense presented within cost of sales, which includes depreciation on assets financed as operating leases, to be operating expenses.

Non-GAAP net earnings and non-GAAP net earnings per common share – diluted are based on net earnings calculated in accordance with GAAP, adjusted to exclude other income (expense), share based compensation, and acquisition related amortization expense, and the related tax effects.

Our use of non-GAAP information as analytical tools has limitations, and you should not consider them in isolation or as substitutes for analysis of our financial results as reported under GAAP. In addition, other companies, including companies in our industry, might calculate non-GAAP adjusted gross billings, adjusted EBITDA, non-GAAP net earnings and non-GAAP net earnings per common share or similarly titled measures differently, which may reduce their usefulness as comparative measures.

	Three Months Ended December 31,		Nine Months Ended December 31,
	2019	2018	2019	2018
	(in thousands)

Technology segment net sales	$410,628	$334,711	$1,176,881	$1,016,343
Costs incurred related to sales of third-party maintenance, software assurance and subscription / SaaS licenses, and services	175,680	143,736	536,874	430,260
Adjusted gross billings	$586,308	$478,447	$1,713,755	$1,446,603

	Three Months Ended December 31,		Nine Months Ended December 31,
	2019	2018	2019	2018
	(in thousands)
Consolidated

Net earnings	$19,550	$14,864	55,836	$48,140
Provision for income taxes	7,712	5,880	22,477	18,064
Depreciation and amortization [1]	3,647	2,719	10,667	8,250
Share based compensation	1,944	1,857	6,021	5,418
Acquisition and integration expense	-	955	1,739	2,072
Other (income) expense [2]	(997)	(721)	(912)	(1,140)
Adjusted EBITDA	$31,856	$25,554	$95,828	$80,804

	Three Months Ended December 31,		Nine Months Ended December 31,
	2019	2018	2019	2018
	(in thousands)
Technology Segment
Operating income	$16,184	$14,652	$52,775	$49,269
Depreciation and amortization [1]	3,619	2,714	10,555	8,243
Share based compensation	1,884	1,753	5,826	5,115
Acquisition and integration expense	-	955	1,739	2,072
Adjusted EBITDA	$21,687	$20,074	$70,895	$64,699

Financing Segment
Operating income	$10,081	$5,371	$24,626	$15,795
Depreciation and amortization [1]	28	5	112	7
Share based compensation	60	104	195	303
Adjusted EBITDA	$10,169	$5,480	$24,933	$16,105

	Three Months Ended December 31,		Nine Months Ended December 31,
	2019	2018	2019	2018
	(in thousands)
GAAP: Earnings before taxes	$27,262	$20,744	$78,313	$66,204
Share based compensation	1,944	1,857	6,021	5,418
Acquisition and integration expense	-	955	1,739	2,072
Acquisition related amortization expense [3]	2,421	1,552	6,953	5,035
Other (income) expense [2]	(997)	(721)	(912)	(1,140)
Non-GAAP: Earnings before taxes	30,630	24,387	92,114	77,589

GAAP: Provision for income taxes	7,712	5,880	22,477	18,064
Share based compensation	553	526	1,736	1,534
Acquisition and integration expense	-	270	506	586
Acquisition related amortization expense [3]	668	414	1,938	1,343
Other (income) expense [2]	(283)	(204)	(258)	(322)
Tax benefit on restricted stock	39	-	87	672
Non-GAAP: Provision for income taxes	8,689	6,886	26,486	21,877

Non-GAAP: Net earnings	$21,941	$17,501	$65,628	$55,712

	Three Months Ended December 31,		Nine Months Ended December 31,
	2019	2018	2019	2018

GAAP: Net earnings per common share – diluted	$1.46	$1.10	$4.16	$3.54

Share based compensation	0.10	0.10	0.32	0.30
Acquisition and integration expense	-	0.05	0.09	0.10
Acquisition related amortization expense [3]	0.14	0.08	0.38	0.27
Other (income) expense [2]	(0.05)	(0.04)	(0.05)	(0.07)
Tax benefit on restricted stock	(0.01)	-	(0.01)	(0.04)
Total non-GAAP adjustments – net of tax	$0.18	$0.19	$0.73	$0.56

Non-GAAP: Net earnings per common share – diluted	$1.64	$1.29	$4.89	$4.10

[1] Amount consists of depreciation and amortization for assets used internally.
[2] Interest income and foreign currency transaction gains and losses.
[3] Amount consists of amortization of intangible assets from acquired businesses.